Exhibit 99.1

Catalyst Health Solutions Extends and Increases Revolving Credit

Facility to $100 Million

---

ROCKVILLE, MD, October 13, 2009 – Catalyst Health Solutions, Inc. (NASDAQ: CHSI), a pharmacy benefit management (PBM) company, announced today that it has entered into an amended agreement with Wachovia Bank, N.A., a Wells Fargo Company, to extend and increase its secured revolving credit facility. The new credit facility will mature on October 9, 2012 and has been increased from $50 million to $100 million.

“This amended credit facility provides Catalyst with additional financial resource to execute our acquisition plans and increase shareholder value,” said Hai Tran, Chief Financial Officer. “The expansion and extension of Catalyst’s revolving credit facility reflects our focus on maintaining financial flexibility and a solid capital foundation. We value the confidence placed in Catalyst and our long-term growth strategy.”

About Catalyst Health Solutions, Inc. (www.chsi.com):

Catalyst Health Solutions, Inc. is built on strong, innovative principles in the management of prescription drug benefits and provides an unbiased, client-centered philosophy resulting in industry-leading client retention rates. The Company’s subsidiaries include Catalyst Rx, a full-service pharmacy benefit manager serving more than six million lives in the United States and Puerto Rico; HospiScript Services, LLC, one of the largest providers of pharmacy benefit management services to the hospice industry; and Immediate Pharmaceutical Services, Inc., a fully-integrated prescription mail service facility in Avon Lake, Ohio. The Company’s clients include self-insured employers including state and local governments, managed care organizations, unions, hospices, third-party administrators and individuals.

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties that might materially affect our results, particularly those risks referred to in our Annual Report on Form 10-K for the year ended December 31, 2008 under “Item 1A. Risk Factors.” Readers are urged to carefully review and consider the various disclosures made in our Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and uncertainties that may affect our business. Catalyst Health Solutions, Inc. does not undertake any obligation to update forward-looking statements, whether as a result of new information, future events, or other developments.

Contact: Catalyst Health Solutions, Inc.

Hai Tran, 301-548-2900

htran@chsi.com

SOURCE: Catalyst Health Solutions, Inc.